                                                                   EXHIBIT 4.124

                                                                  CONFORMED COPY

                                 LOAN AGREEMENT

                              dated March 26, 2003

                                     between

                             LIBERTY FUNDING, L.L.C.

                                    as Lender

                                       and

                          MARCONI COMMUNICATIONS, INC.

                                   as Borrower

                                TABLE OF CONTENTS

                                                                                            PAGE
Article 1         DEFINITIONS.............................................................    1

        1.1       Definitions.............................................................    1

Article 2         THE LOAN AND SECURITY THEREFOR..........................................    2

        2.1       The Loan................................................................    2

        2.2       Loan Documents; Security................................................    2

        2.3       Lender's Fees and Costs.................................................    3

Article 3         REPRESENTATIONS AND WARRANTIES; AFFIRMATIVE COVENANTS...................    4

        3.1       Relating to Borrower....................................................    4

        3.2       Relating to the Properties..............................................    5

        3.3       Survival of Representations.............................................    6

        3.4       Affirmative Covenants...................................................    6

Article 4         CONDITIONS PRECEDENT....................................................    7

        4.1       Initial Advance.........................................................    7

        4.2       All Advances............................................................    8

        4.3       Holdback................................................................    9

        4.4       Advances After an Event of Default Cured by a Third Party...............    9

        4.5       Subordination and Intercreditor Agreement...............................    9

Article 5         ADVANCES................................................................    9

        5.1       Requirements............................................................    9

        5.2       Disbursements of Loan Proceeds..........................................    9

Article 6         REPORTING REQUIREMENTS..................................................   10

        6.1       Financial Reports; Required Notices.....................................   10

Article 7         EVENTS OF DEFAULT.......................................................   11

        7.1       Events of Default.......................................................   11

        7.2       Remedies................................................................   12

Article 8         MISCELLANEOUS...........................................................   13

        8.1       Notices.................................................................   13

        8.2       Jurisdiction and Venue..................................................   14

        8.3       Successors and Assigns; Participations; Assignments.....................   14

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                            PAGE
        8.4       No Joint Venture........................................................   15

        8.5       Number and Gender.......................................................   15

        8.6       Captions................................................................   15

        8.7       Governing Law...........................................................   15

        8.8       Time of the Essence.....................................................   15

        8.9       Counterparts............................................................   16

        8.10      Amendments..............................................................   16

        8.11      Limitation of Liability.................................................   16

        8.12      Borrower's Representatives..............................................   16

                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT (this "Agreement") is made this 26th day of March 2003, by and between LIBERTY FUNDING, L.L.C., a Delaware limited liability company ("Lender"), and MARCONI COMMUNICATIONS, INC., a Delaware corporation ("Borrower").

                                   BACKGROUND

         Borrower has requested Lender to extend a revolving credit facility to Borrower in a principal amount not to exceed Twenty-two Million Five Hundred Thousand Dollars ($22,500,000) outstanding at any time (the "Loan") to be used for working capital and other general corporate purposes of Borrower. The Loan will be secured by, inter alia, a first mortgage lien on the real property and improvements thereon, consisting of six buildings, including one building currently under construction (the "Construction Building"), containing an aggregate of not less than 574,000 square feet and located at 3000 Marconi Drive, Warrendale, Allegheny County, Pennsylvania, as more particularly described on Exhibit "A" attached hereto and made a part hereof ( collectively, the "Property").

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby and in consideration of the mutual promises contained herein, covenant and agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the respective meanings ascribed to them in the Sections of this Agreement referred to below:

                  (a) "Assignment of Leases" - as defined in subsection 2.2(b)(4) hereof.

                  (b) "Borrower" - as defined in the caption to this Agreement.

                  (c) "Commitment Fee" - as defined in subsection 2.3(a) hereof.

                  (d) "Construction Building" - as defined in the Background to this Agreement.

                  (e) "Dispute Notice" - as defined in subsection 2.3(b)(3) hereof.

                  (f) "Environmental Agreement" - as defined in subsection 2.2(b)(5) hereof.

                  (g) "Event of Default" - as defined in Section 7.1 hereof.

                  (h) "Financing Statements" - as defined in subsection 2.2(b)(6) hereof.

                  (i) "Lender" - as defined in the caption to this Agreement.

                  (j) "Loan" - as defined in the Background to this Agreement.

                  (k) "Loan Documents" - as defined in subsection 2.2(b) hereof.

                  (l) "Maturity Date" - as defined in Section 2.1 hereof.

                  (m) "Mortgage" - as defined in subsection 2.2(b)(2) hereof.

                  (n) "Note" - as defined in subsection 2.2(a) hereof.

                  (o) "Participant" - as defined in subsection 8.3(b)(3) hereof.

                  (p) "Property" - as defined in the Background to this Agreement.

                  (q) "Requests" - as defined in Section 5.1 hereof

                  (r) "Unused Commitment Fee" - as defined in subsection 2.3(b) hereof.

                                    ARTICLE 2

                         THE LOAN AND SECURITY THEREFOR

         2.1 The Loan. Subject to all of the terms and conditions hereinafter set forth, Lender agrees to advance the proceeds of the Loan to Borrower from time to time until the thirtieth (30th) day preceding the Maturity Date (as hereinafter defined). Advances of the Loan shall not exceed an aggregate principal amount outstanding at any time of $22,500,000 and, subject to the other terms and conditions of this Agreement, Borrower may borrow, repay and reborrow the proceeds of the Loan. The outstanding principal balance of the Loan, together with all accrued and unpaid interest thereon and all other sums due under the Loan Documents, shall become due and payable in full, without notice or demand, on November ___, 2004 (the "Maturity Date"). All prepayments on the Loan shall be applied as provided in Section 4 of the Note.

         2.2      Loan Documents; Security.

                  (a) The Loan shall be evidenced by Borrower's note of even date herewith (the "Note") in the stated principal amount of the Loan, and shall be repaid with the interest, at the times and otherwise in accordance with the terms and conditions of the Note.

                  (b) As security for the Note and the performance by Borrower of all its obligations hereunder and thereunder, the following documents are being executed and delivered to Lender simultaneously herewith:

                           (1) An open-end mortgage and security agreement (the
"Mortgage") encumbering the Property, the improvements now or hereafter erected thereon, including all building materials, and fixtures necessary or incidental to the construction, operation, use, and maintenance thereof and all renewals and replacements thereof or additions thereto, and such other property as Lender may reasonably require, all as more specifically described in the Mortgage;

                           (2) An assignment of leases of even date herewith
(the "Assignment of Leases") executed by Borrower in favor of Lender, assigning to Lender all of Borrower's right, title and interest in and to all existing and future leases of all or any part of the Property;

                           (3) An indemnity agreement regarding environmental
matters of even date herewith (the "Environmental Agreement") executed by Borrower in favor of Lender, pursuant to which Borrower provides certain assurances and indemnities to Lender with respect to environmental matters affecting the Property; and

                           (4) Financing statements (the "Financing Statements")
authorized by Borrower for Lender to file, pursuant to which the security interests in the fixtures granted to Lender in the Loan Documents are to be perfected.

         The Note, Mortgage, Assignment of Leases, Environmental Agreement, Financing Statements, and all other documents executed by Borrower evidencing and securing the Loan (collectively with this Agreement, the "Loan Documents") shall be in form and substance satisfactory to Lender, and all necessary filing and recording fees with respect thereto shall be paid by Borrower. The Loan Documents are incorporated herein by reference.

         2.3 Lender's Fees and Costs. As compensation for Lender's expenses in committing to make the Loan Borrower shall pay Lender the following fees:

                  (a) A commitment fee equal to six percent (6%) of the maximum amount of the Loan, or $1,350,000, which is earned and payable in full on the date hereof (the "Commitment Fee"). Borrower hereby acknowledges that the Commitment Fee constitutes liquidated damages and is fair and reasonable compensation to Lender for all of its expenses, work and services arising from the negotiation and preparation the Loan Documents and in arranging the Loan, as well as the loss of other investment opportunities by reason of allocating the amount of the Loan for the term provided herein; and

                  (b) An unused commitment fee equal to one percent (1%) per annum on any portion of the Loan not drawn by Borrower (the "Unused Commitment Fee"), payable quarterly, in arrears, which Unused Commitment Fee may be paid from the unused portion of the Loan.

                           (1) Lender will endeavor to provide a written
accounting of the Unused Commitment Fee three (3) business days prior to the due date thereof, but failure to provide such accounting shall not extend the due date or excuse Borrower in anyway from making a timely payment of amounts owed, nor impose any liability on Lender.

                           (2) In the event that Lender does not provide such
accounting, Borrower shall make a reasonable accounting of the amount of the Unused Commitment Fee and shall deliver it to Lender along with the quarterly payment of the Unused Commitment Fee as so calculated by Borrower.

                           (3) If Lender disputes Borrower's accounting, Lender
shall send Borrower a written notice setting forth Lender's calculation of the disputed amount owed (the "Dispute Notice"). Borrower shall pay Lender the amount the discrepancy between Borrower's and Lender's calculation as set forth in Lender's Dispute Notice within two (2) business days of Borrower's receipt of Lender's Dispute Notice. Borrower's failure to pay the full amount calculated by Lender to be due as set forth in the Dispute Notice shall not constitute an Event of Default hereunder unless and until Borrower fails to make timely payment in full of the disputed amount determined by Lender as set forth in the Dispute Notice.

Such compensation shall be in addition to the interest and all other amounts which Borrower must pay to Lender under the Note and hereunder. Borrower shall pay or reimburse Lender for all costs and expenses, including, but not limited to, the fees and expenses of Lender's attorneys and inspecting engineers and/or architects, incurred by Lender in connection with the preparation, review, modification and enforcement of the Loan Documents, and the disbursement, administration and collection of the Loan, including, without limitation, any Lender's attorney's fees and expenses incurred in connection with an action or proceeding under Title 11 of the United States Code.

                                    ARTICLE 3

              REPRESENTATIONS AND WARRANTIES; AFFIRMATIVE COVENANTS

         3.1 Relating to Borrower. Borrower specifically represents and warrants to Lender that:

                  (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in the Commonwealth of Pennsylvania.

                  (b) Borrower has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as presently planned to be conducted. Without limiting the generality of the foregoing, Borrower: (i) has the power to engage in all the transactions contemplated by this Agreement, and (ii) has full power, authority and legal right to execute and deliver, and to comply with the provisions of this Agreement and the other Loan Documents to be executed by Borrower and all other documents relating hereto or thereto, which documents constitute the legally binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor's rights.

                  (c) There is no suit, action, proceeding or investigation pending or to the knowledge of Borrower threatened against or affecting Borrower or the Property which, if adversely resolved, would: (i) materially adversely affect the operation of the Property, (ii) materially adversely affect the ability of Borrower to perform its obligations under the Loan Documents, or
(iii) materially adversely affect the business, operations, condition (financial or otherwise) or prospects of Borrower.

                  (d) No consent, approval or other authorization of or by any court, administrative agency or other governmental authority is required in connection with the execution or delivery by Borrower of this Agreement or any other Loan Document or compliance with the provisions hereof or thereof.

                  (e) Neither the execution nor delivery of this Agreement or any other Loan Document will conflict with or result in a breach of any applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental authority, or of any agreement or other instrument to which Borrower is a party or by which it is bound, or constitute a default under any thereof, or, except as expressly contemplated herein, result in the creation or imposition of any lien, charge or encumbrance upon any property of Borrower.

                  (f) There has been no material adverse change in the financial condition of Borrower since the date of the last financial information previously submitted to Lender.

                  (g) No Event of Default has occurred and is continuing or exists under this Agreement or any other Loan Document, and no event has occurred and is continuing or exists that, with the passage of time or giving of notice or both, will constitute an Event of Default hereunder or under any other Loan Document.

         3.2 Relating to the Properties. Borrower specifically represents and warrants to Lender that:

                  (a) All improvements to the Property and the use of the Property comply in all material respects with all applicable statutes, rules and regulations pertaining to zoning and land use and no notices of violation have been issued by any governmental authority that remain outstanding. With the exception of the Construction Building, all required permits, licenses and certificates, including certificates of occupancy to the extent required, for the lawful use and operation of the Property have been obtained.

                  (b) No written notice of taking by eminent domain or condemnation of the part of any Property has been received, and Borrower has no knowledge that any such proceeding is contemplated. No part of the Property has been damaged or injured as a result of any fire, explosion, accident, flood, or other casualty which is not now fully restored.

                  (c) The Property abuts and has direct access to a legally-opened public right-of-way.

                  (d) Electricity, public potable water and sanitary sewer and, if applicable, natural gas service are available at the Property and are of sufficient capacity to service the improvements located thereon.

                  (e) There are no leases or arrangements to lease or other similar agreements with respect to the use and occupancy of all or any portion of the Property and Borrower has sole possession of the Property.

         3.3 Survival of Representations. All of the representations and warranties of Borrower in this Agreement shall survive the making of this Agreement and shall be continuing. Each and every Request submitted by Borrower for funds under this Agreement shall constitute a new and independent representation and warranty to Lender with respect to all of the matters set forth in this Agreement as of the date of each such application.

         3.4      Affirmative Covenants.

                  (a) Borrower shall within six (6) months following the date hereof and only after ten (10) days prior written notice to Lender of the Borrower's performance of any required field activities: (i) remove from the Property, and properly dispose all solid waste and other debris located on the Property, including the scattered debris along the access road near the western property boundary, the debris near the intersection of Brush Creek Road and Marconi Drive on the eastern portion of the property and the debris located near the old silo structure on the property, and (ii) complete the work identified in
Section 6.3 - Recommendations of the the Report titled "Phase I Environmental Site Assessment Marconi Communications 1000 Marconi Drive Warrendale, Pennsylvania 15090," prepared by Environmental Resources Management, Inc. dated February 2003, including any remediation, testing, monitoring and /or investigation, all in accordance with applicable laws and to Lender's satisfaction in Lender's sole and absolute discretion; and ( iii) provide to Lender a certified report from a qualified professional engineering firm satisfactory to Lender documenting that the removal, remediation, testing, monitoring and investigation has been completed in accordance with all applicable laws.

                  (b) Borrower shall, within six (6) months following the date hereof complete the following repairs identified in that certain Due Diligence Report prepared by H.F. Lenz Company, dated January 31, 2003 in accordance with applicable laws and to Lender's satisfaction in Lender's sole and absolute discretion: (i) with respect to Buildings 1, 4, and 5, retrofit the gas lines feeding the boiler systems with a control train approved by Borrower's insurance carrier; (ii) with respect to Buildings 2 and 4, investigate and repair the natural gas leak; (iii) with respect to Building 4, repair the EPDM roof flashing along the parapet wall; and (iv) with respect to Building 5, repair the crack in the horizontal joint along the west masonry wall.

                                    ARTICLE 4

                              CONDITIONS PRECEDENT

         4.1 Initial Advance. The making of the initial advance of the Loan by Lender to Borrower is subject to the satisfaction of the following conditions precedent:

                  (a) Delivery of Loan Documents. The Note, Mortgage, and other Loan Documents shall have been properly executed by Borrower and the other parties thereto as hereinabove described and delivered to Lender. The Mortgage, Assignment of Leases, Financing Statements and other documents intended to be placed of record shall have been duly recorded or filed in the appropriate public offices. The Mortgage shall be a first lien on good and marketable fee simple title to the Property, free and clear of all prior liens, restrictions, easements and other encumbrances and title objections except such as may have been approved in writing by Lender.

                  (b) Delivery of Other Documents. The following shall have been delivered to Lender at Borrower's expense, each of which must be in form and substance satisfactory to Lender:

                           (1) Title Insurance. A marked-up title report of a
reputable title insurance company satisfactory to Lender, representing that company's commitment to issue in favor of Lender, but at the expense of Borrower, a standard ALTA mortgagee title insurance policy, insuring the lien of the Mortgage as a first lien on the Property without a survey exception, free and clear of all prior liens (including possible mechanics' liens) and encumbrances, subject only to such objections and exceptions as Lender may approve and containing such affirmative endorsements as Lender may require. It shall also be Borrower's responsibility to comply with any reinsurance requirements stipulated by Lender.

                           (2) Survey. Lender shall be furnished with a plan of
survey of the Property prepared for and certified to Lender by a registered land surveyor approved by Lender. The surveyor shall also certify the acreage of the Property and that each of the properties comprising the Property are contiguous and that there are no gores, gaps, overlaps or strips of land separating them. The survey shall show the location and width of all easements and encroachments affecting the Property, the location of all improvements, curb-cuts, flood hazard areas, wetlands, and bodies of water on the Property and all roads and utility lines (including water, sewer, electric and, if applicable, gas) abutting the Property and shall certify whether the roads are publicly dedicated. The survey shall comply with the minimum detail requirements for land title surveys as adopted by the American Land Title Association and American Congress on Surveying and Mapping, shall be dated currently and shall be otherwise satisfactory to Lender.

                           (3) Certificates of Occupancy. With the exception of
the Construction Building, copies of all certificates of occupancy to the extent required, for the lawful use and operation of the Property.

                           (4) Insurance. Originals (or certified copies) of all
such policies or certificates evidencing such insurance, which Borrower is required to obtain and maintain pursuant to the requirements of the Mortgage.

                           (5) Legal Opinion. The favorable opinion of counsel
to Borrower addressed to Lender, in form and substance satisfactory to Lender, covering such matters as Lender may require.

                           (6) Financial Statements. Current Monthly Management
Packages (including salient financial details) for Borrower in the form previously submitted to Lender.

                           (7) Environmental Audit. An environmental audit from
a qualified engineering firm or firms satisfactory to Lender.

                           (8) Building Inspection Report. With the exception of
the Construction Building, a property inspection report from a qualified engineering firm or firms satisfactory to Lender confirming that the improvements are structurally sound, all mechanical systems are in good working order and that there are no material capital expenditures or deferred maintenance obligations required pursuant to the property inspection report.

                           (9) Corporate Documents. Copies of Borrower's
articles or certificate of incorporation and bylaws, together with any amendments thereto, incumbency certificate, and resolutions of its Board of Directors authorizing the transactions contemplated by this Agreement, certified to be true, correct, and complete by Borrower's secretary or assistant secretary, together with current good standing certificates issued by the State of Delaware and the Commonwealth of Pennsylvania.

                  (c) Fees, Charges, and Premiums. Borrower shall have paid for all premiums on insurance policies required by the Mortgage, all conveyancing and recording charges in connection with the closing of the Loan, for Lender's fee(s) and the legal fees and disbursements of Lender's attorneys in connection with this transaction, and for any transfer or documentary stamp taxes due under any Federal, State or municipal law.

         4.2 All Advances. Each advance of the Loan shall be subject to the satisfaction of each of the following conditions precedent:

                  (a) Representations and Warranties. All representations and warranties set forth in Article 3 hereof shall remain true and correct as of the date of such advance.

                  (b) No Default. There shall be no Event of Default then uncured (as determined by Lender in its sole discretion) under this Agreement or any other Loan Document, and no event shall have occurred and be continuing which, with the passage of time or the giving of notice or both, could constitute an Event of Default hereunder.

                  (c) Title Insurance. At all times the advances made by Lender hereunder are to be fully covered by title insurance in accordance with the Pennsylvania Open End Mortgage Act and the endorsements issued by the title insurance company with respect thereto.

         4.3 Holdback. The last $25,000 of the Loan shall not be available for advance until Borrower has complied with the affirmative covenant contained in Section 3.4(a) to Lender's satisfaction in Lender's sole and absolute discretion. The $25,000 holdback shall in no way limit Borrower's liability or obligations hereunder or under the Loan Documents nor shall it limit Lender's remedies with respect environmental conditions on the Property.

         4.4 Advances After an Event of Default Cured by a Third Party. If any third party cures an Event of Default under this Agreement or any other Loan Document within the same cure period provided Borrower under this Agreement or the other Loan Documents, or any longer cure period as Lender may accept, and the Loan is not accelerated, then notwithstanding such cure Lender shall have no further obligation to make any subsequent Loan advances hereunder to or for the account of Borrower and the outstanding balance of the Loan shall be repaid as provided in the Loan Documents.

         4.5 Subordination and Intercreditor Agreement. Borrower may not grant any additional subordinate lien encumbering the Property without Lender's prior written consent. Lender's consent to a second mortgage lien on the Property in favor of The Law Debenture Trust Company of New York subordinate to the lien of the Mortgage is subject to the delivery by Borrower to Lender of a mortgage subordination and intercreditor agreement by and among Borrower, Lender and such subordinate lender in the exact form attached hereto as Exhibit "B" and made a part hereof, with any changes in such agreement being subject to Lender's approval in Lender's sole and absolute discretion.

                                    ARTICLE 5

                                    ADVANCES

         5.1 Requirements. Borrower shall give Lender written notice in the form prescribed by Lender requesting an advance of a portion of the Loan, specifying the amount requested (the "Requests"). All Requests must be in the minimum amount of $1,000,000 and shall be subject to the following notice periods: (a) for Requests in the amount of $1,000,000, Borrower shall give Lender not less than three (3) business days written notice and no more than two
(2) Requests in any ten (10) day period; and (b) for Requests in excess of $1,000,000, Borrower shall give Lender not less than ten (10) days written notice. Each Request shall be irrevocable once given and binding on the Borrower.

         5.2 Disbursements of Loan Proceeds. Subject to satisfaction of the applicable conditions set forth in Article 4 for such borrowing, Lender will make the proceeds of such borrowing available to the Borrower no later than 12:00 noon (New York time) in immediately available funds on the date and at the account specified by the Borrower in the Request.

                                    ARTICLE 6

                             REPORTING REQUIREMENTS

         6.1      Financial Reports; Required Notices.

                  (a) Borrower shall furnish or cause to be furnished to Lender:

                           (1) within 30 days after the end of each calendar
quarter, Monthly Management Packages (including salient financial details) for Borrower in the form previously submitted to Lender, which Monthly Management Packages shall be certified as true and correct by the chief financial officer of Borrower.

                           (2) within 45 days after the end of each calendar
quarter, an operating statement covering the operation of each Property during the prior calendar quarter, setting forth in such detail as Lender shall reasonably request the status of leasing, the income, expenses and cash flow and other financial information relating to each Property, which operating statement shall be certified as true and correct by the chief financial officer of Borrower;

                           (3) within 90 days after the end of each fiscal year
of Borrower and within 60 days after the end of the first half of each interim fiscal year, Borrower shall deliver to Lender a certificate dated as of the end of such fiscal year or half, as the case may be, signed on behalf of Borrower by its President or chief financial officer, stating that as of the date thereof no Event of Default hereunder has occurred and is continuing or exists, or if an Event of Default hereunder has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action with respect thereto taken or contemplated to be taken by Borrower;

                           (4) within 10 days after the filing thereof, copies
of Marconi, Inc.'s complete federal income tax return for each year so long as such tax return is included as part of the Borrowers financial information; and

                           (5) with reasonable promptness, such other financial
and other information respecting the financial condition, business or operations of Borrower as Lender may from time to time reasonably request.

                  (b) Borrower shall notify Lender promptly in writing of the occurrence of any of the following:

                                    (1) a fire or other casualty causing damage
to the Property in excess of $250,000;

                                    (2) receipt of written notice of eminent
domain proceedings or condemnation of all or any part of the Property;

                                    (3) receipt of written notice required under
the Environmental Indemnity;

                                    (4) receipt of any default or termination
notice from any tenant of all or any portion of the Property;

                                    (5) receipt of any default or acceleration
notice from the holder of any lien or security interest in the Property or any portion thereof, including, but not limited to, any default or acceleration notice or any other correspondence with respect to non-performance from any subordinate lender, as described in the subordination and intercreditor agreement to be executed as provided herein, or from any other lender who has entered into a credit facility with Borrower; and

                                    (6) commencement of any material litigation
or other proceedings affecting Borrower or the Property.

                                    ARTICLE 7

                                EVENTS OF DEFAULT

         7.1 Events of Default. Each of the following shall, at the option of Lender, constitute an event of default (each, an "Event of Default") hereunder:

                  (a) except as provided in Section 2.3(b)(2), if default or breach shall be made in the payment of any sum required to be paid under the terms of any of the Loan Documents when and as the same shall become due and payable; provided, however that Borrower shall have a three (3) day grace period for a payment default, but not more than twice in any twelve (12) consecutive month period nor upon maturity of the Loan; or

                  (b) if a default or breach (other than a default or breach in the payment of any sum required to be paid under the terms of any of the Loan Documents and defaults or breaches under Section 4.5 of the Mortgage as to which no grace period applies), shall be made in the due observance or performance of any other provision of any of the Loan Documents to be observed or performed by Borrower, and such default is not cured within thirty (30) days after the sending of written notice from Lender; or

                  (c) if by decree of a court of competent jurisdiction Borrower shall be adjudicated bankrupt or insolvent, or any of Borrower's property shall have been sequestered, and such decree shall have continued undischarged and unstayed for sixty (60) days after the entry thereof, or if any proceedings under the Federal Bankruptcy Code or any similar statute applicable to Borrower, as now or hereafter in effect, shall be instituted against Borrower and is consented to by the respondent or an order for relief shall be entered in such proceeding or such proceeding shall not be dismissed within sixty (60) days after such filing, or if Borrower shall institute any such proceeding or shall consent to the institution of any such proceeding against Borrower under any such law, or if Borrower shall make an assignment for the benefit of Borrower's creditors or shall admit in writing Borrower's inability to pay debts generally as they become due or shall consent to the appointment of a receiver or liquidator or trustee of Borrower or of all or any part of its or their property; or

                  (d) if any representation or warranty made by Borrower in any document evidencing or securing the Loan proves to be incorrect, now or hereafter, in any material respect; or

                  (e) if any improvement essential to the continued operation of the Property is substantially damaged or destroyed by an uninsured casualty and Borrower fails to commence restoration or repair of the damage caused thereby in a manner reasonably satisfactory to Lender within thirty (30) days following the occurrence of such loss or damage; or

                  (f) if Borrower (i) shall default in any payment of any obligation (or set of related obligations) under any agreement to which it is party in respect of indebtedness in excess of $1,000,000 in aggregate amount beyond any period of grace with respect thereto or, if such obligation or obligations is or are payable or repayable on demand, shall fail to pay or repay such obligation or obligations when demanded or (ii) shall default in the observance of any covenant, term or condition contained in any agreement or instrument by which such obligation or obligations is or are created, secured or evidenced if the effect of such default is to cause or to permit the holder or holders of such obligation or obligations (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such obligation or obligations to become due before its or their otherwise stated maturity; or

                  (g) if one or more judgments for the payment of money shall have been entered against Borrower, which judgment or judgments exceed $1,000,000 in the aggregate, and such judgment or judgments shall remain undischarged and unstayed for a period of thirty (30) consecutive days; or

                  (h) if any execution shall have been levied against any part of the Property or against any other property of Borrower and shall continue unstayed and in effect for a period of fifteen (15) days; or

                  (i) if Lender receives a notice under 42 Pa.C.S. Section 8143(b) from any person or entity or a notice under 42 Pa.C.S. Section 8143(c) from Borrower.

         7.2 Remedies. Upon the occurrence of any Event of Default, Lender may exercise any or all of the following rights and remedies as Lender may deem necessary or appropriate:

                  (a) Refuse to make any further advances hereunder and/or terminate Lender's commitment to make the Loan;

                  (b) Declare immediately due and payable all monies advanced under the Note which are then unpaid, with all arrearages of interest, and accordingly accelerate payment thereof; and

                  (c) Exercise all other remedies available to Lender under any of the Loan Documents, or available to Lender under applicable law, it being the intention of the parties that the remedies provided in this Agreement shall be in addition to and not in substitution of the rights and remedies which would otherwise be vested in Lender at law or in equity, all of which rights and remedies are specifically reserved by Lender, and the failure of Lender to exercise any remedy herein provided shall not constitute a waiver by Lender nor preclude the resort to any other appropriate remedy or remedies herein provided or prevent the subsequent or concurrent resort to any other remedy or remedies which by law or equity shall be vested in Lender for the recovery of damages or otherwise in the event of a breach of any of the undertakings of Borrower hereunder, and any waiver by Lender of any rights or remedies hereunder must, to be effective, be in writing, and such waiver shall be limited in its effect to the condition or default specified therein, but no such waiver shall extend to any subsequent condition or default or impair any right consequent thereon.

                                    ARTICLE 8

                                  MISCELLANEOUS

         8.1 Notices. Except as otherwise provided in this Agreement, all notices, requests, demands and other communications that this Agreement requires or permits a party to give the other party shall be in writing and shall be given to such party at its address set forth below or at such other address as shall be designated by such party in a notice to the other party complying with the terms of this Section. Unless this Agreement specifically provides otherwise, all notices, requests, demands and other communications provided for hereunder shall be effective (A) if given by mail, three Business Days after placing in the United States mail, postage prepaid, certified mail, return receipt requested (B) if given by courier service guaranteeing next business day delivery, one Business Day after delivery to the courier service with the fee for next business day delivery paid by the sender or (C) if given by any other means, when actually received by the addressee.

                           If to Borrower:

                           Marconi Communications, Inc.
                           3000 Marconi Drive
                           Warrendale, PA 15086-7502
                           Attention: General Counsel
                           Facsimile: 724-742-4660
                           with a copy to:

                           Allen & Overy
                           1221 Avenue of the Americas
                           New York, NY 10020
                           Attention: Hugh McDonald, Esq.
                           Facsimile: 212-610-6399

                           If to Lender:

                           Liberty Funding, L.L.C.
                           c/o Oaktree Capital Management, LLC
                           333 South Grand Avenue, 28th Floor
                           Los Angeles, CA 90071
                           Attention: Sean Armstrong
                           Facsimile: 213-830-6392

                           with a copy to:

                           Oaktree Capital Management, LLC
                           1301 Avenue of the Americas, 34th Floor
                           New York, NY  10019
                           Attention: Marc Porosoff, Esq.
                           Facsimile: 212-284-1905

         8.2 Jurisdiction and Venue. For the purpose of enforcing the performance of Borrower's obligations hereunder and under the other Loan Documents, and otherwise in connection with the Loan, Borrower hereby consents to the jurisdiction and venue of the courts of the Commonwealth of Pennsylvania or of any federal court located in such state, including without limitation the Court of Common Pleas of Allegheny County and the United States District Court for the Western District of Pennsylvania. Borrower hereby waives the right to trial by jury in any action arising hereunder, under the other Loan Documents or otherwise in connection with the Loan.

         8.3      Successors and Assigns; Participations; Assignments.

                  (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Lender, any future holder of the Note and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights hereunder or interests herein without the prior written consent of Lender, and any purported assignment without such consent shall be void. Lender shall be permitted to assign any of its rights hereunder or its interests herein to (x) any affiliate of Lender or Oaktree Capital Management, LLC, (y) any unrelated third party that has a net worth of at least four (4) times the unfunded amount of the

Loan at the time of such assignment or transfer, or (z) any other party with the prior written consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned.

                  (b) Participations. Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more commercial banks or other persons (each a "Participant") in all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Loan and the Note), provided that

                           (i)      Lender's obligations under this Agreement
and the other Loan Documents shall remain unchanged,

                           (ii)     Lender shall remain solely responsible to
the Borrower for the performance of such obligations, and

                           (iii)    Borrower shall continue to deal solely and
directly with Lender in connection with Lender's rights and obligations under this Agreement and each of the other Loan Documents.

                  (c) Financial and Other Information. The Borrower authorizes Lender to disclose on a confidential basis to any Participant or Purchasing Lender (each, a "transferee") and any prospective transferee any and all financial and other information in Lender's possession concerning Borrower and its subsidiaries and affiliates which has been or may be delivered to Lender by or on behalf of such persons in connection with this Agreement or any other Loan Document, any application for the Loan or Lender's credit evaluation of such persons.

         8.4 No Joint Venture. Nothing herein nor the acts of the parties hereto shall be construed to create a partnership or joint venture between Borrower and Lender. Nothing in this Agreement shall be construed to make Lender liable to anyone for goods delivered or services performed by them upon any Property or for debts or claims accruing to them against Borrower.

         8.5 Number and Gender. For purposes of this Agreement the neuter shall be deemed to include the masculine and the feminine, and the singular shall be deemed to include the plural and the plural the singular, as the context may require.

         8.6 Captions. The captions contained herein are not a part of this Agreement. They are only for the convenience of the parties and do not in any way modify, amplify, or give full notice of any of the terms, covenants or conditions of this Agreement.

         8.7 Governing Law. This Agreement shall be governed by and interpreted in accordance with the law of the Commonwealth of Pennsylvania.

         8.8 Time of the Essence. Whether or not elsewhere herein expressly stated, all dates and times for performance herein set forth shall be of the essence of this Agreement.

         8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

         8.10 Amendments. This Agreement may only be amended in writing, pursuant to an instrument executed by Lender and Borrower.

         8.11 Limitation of Liability. The liability of Borrower hereunder shall be limited to the extent provided in Section 6.7 of the Mortgage.

         8.12 Borrower's Representatives. Prior to the first Loan advance Borrower shall provide Lender a certification listing those persons who are authorized to submit Requests, reports, and other required documents on behalf of Borrower and otherwise deal with Lender on behalf of Borrower with respect to the Loan, together with the title of and specimen signature for each such person. Borrower may from time to time deliver an updated certification as to Borrower's authorized representatives. Lender may conclusively rely on such certification and any update thereto as evidence of the authority of the persons listed thereon, and may refuse to accept any Request or other document from a representative of Borrower not listed on such certification or an update thereto; provided that Lender shall be fully protected in accepting and acting upon any Request, report or other documentation that Lender receives from a person purporting to act on behalf of Borrower if Lender in good faith believes such person is authorized to do so, even if such person is not listed on such certification or an update thereto.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, the day and year first above written.

                                     LIBERTY FUNDING, L.L.C.

                                     By R. S. BERNARD
                                       Name: RUSSEL S. BERNARD
                                       Title: PRINCIPAL

                                     By S. SCHULMAN
                                       Name: STEPHANIE SCHULMAN
                                       Title: VIVE PRESIDENT, LEGAL

                                     MARCONI COMMUNICATIONS, INC.

                                     By: S. M. BARTO
                                        Name: STEVEN M. BARTO
                                        Title: VICE PRESIDENT FINANCE, AMERICAS

                                   Exhibit "A"

                        Legal Description of the Property

         ALL THAT CERTAIN lot situate in the Township of Marshall, County of Allegheny and Commonwealth of Pennsylvania, being designated as Lot 1 on a subdivision plan titled Fore Systems Plan of Lots Revised, recorded in the Recorder's Office of Allegheny County in Plan Book Volume 212, pages 102 to 105, bounded and described as follows:

         BEGINNING at a point on the Westerly line of Brush Creek Road, variable width, said point being the Northeast corner of Lot 1 in the Fore Systems Plan of Lots Revised (Plan), said point also being on the Northwest line of Lot 1 in the Lang Partnership Plan of Lots No. 1, as recorded in Plan Book Volume 145, pages 117 and 118; thence along the dividing line between Lot 1 in the Plan and Lots 1 and 2 in the Lang Partnership Plan of Lots No. 1, South 44(degree) 15' 39" West, 481.25 feet to a point at the Northeast corner of property now or formerly of the County of Allegheny; thence along the dividing line of Lot 1 in the Plan and property now or formerly of the County of Allegheny, South 46(degree) 54' 44" West, 522.60 feet to a point at the common corner of Lot 1 and Lot 2 in the Plan; thence along the dividing line between Lot 1 and Lot 2 in the Plan, the following 9 courses and distances: North 47(degree) 44' 08" WEst,
622.34 feet to a point; thence North 12(degree) 08' 22" West, 173.41 feet to a point; thence North 52(degree) 54' 13" East, 111.32 feeT to a point; thence North 02(degree) 08' 38" West, 170.09 feet to a point; thence by an arc of a circle deflecting to the left in a Northeastwardly direction, having a radius of 2,515.00 feet and an arc distance of 108.35 feet to a point of reverse curve; thence by an arc of a circle deflecting to the right in a Southeastwardly direction, having a radius of 218.00 feet and an arc distance of 128.71 feet to a point; thence North 28(degree) 17' 39" East, 297.08 feet to a point; thence North 87(degree) 09' 25" East, 315.64 feet to a point; theNce North 44(degree) 08' 45" East, 185.00 feet to a point on the westerly line of Brush Creek Road, variable width; thence along the westerly line of Brush Creek Road, variable width, the following 4 courses and distances: South 45(degree) 51' 15" East,
105.49 feet to a point; thencE by an arc of a circle deflecting to the right in a Southeastwardly direction, having a radius of 1,875.00 feet and an arc distance of 116.17 feet to a point; thence South 42(degree) 18' 15" East, 127.49 feet to a point; thence by an arc of a circle deflecting to the lEft in a Southeastwardly direction, having a radius of 6,800.00 feet and an arc distance of 356.04 feet to a point; thence South 45(degree) 18' 15" East, 5.71 feet to a point at the place of beginning.

         Containing 861,250.27 square feet or 19.772 acres.

Being designated as Block 9923-X, Lot 88152 in the Deed Registry Office of Allegheny County, Pennsylvania.

SECOND DESCRIBED

         ALL THAT CERTAIN lot situate in the Township of Marshall, County of Allegheny and Commonwealth of Pennsylvania, being designated as Lot 2 on a subdivision plan titled Fore Systems Plan of Lots Revised, recorded in the Recorder's Office of Allegheny County in Plan Book Volume 212, pages 102 to 105, being bounded and described as follows:

         BEGINNING at a point on the Southerly line of Knob Road, 41.50 feet wide, said point being the Northwest corner of Lot 2 in the Fore Systems Plan of Lots Revised (Plan), said point also being the Northeast corner of Lot 3 in the Plan; thence along the dividing line between Lot 2 and Lot 3, the following 8 courses and distances: South 00(degree) 29' 53" West, 250.00 feet to a point; Thence South 73(degree) 26' 50" West, 464.95 feet to a point; thence North 86(degree) 20' 08" West, 138.14 feet to a point; thence South 02(dEgree) 11' 33" West, 350.00 feet to a point; thence South 41(degree) 25' 23" East, 170.00 feet to a point; thence South 26(degree) 43' 39" East, 204.75 feeT to a point; thence South 18(degree) 58' 59" East, 192.82 feet to a point; thence South 47(degree) 29' 15" East, 612.36 feet to a point on the NortHerly line of property now or formerly of the County of Allegheny, said point also being the Southwest corner of Lot 2 in the Plan; thence along the dividing line of Lot 2 and property now or formerly of the County of Allegheny, North 46(degree) 54' 44" East, 267.30 feet to a poInt at the common corner of Lot 2 and Lot 1 in the Plan; thence along the dividing line between Lot 2 and Lot 1 in the Plan, the following 9 courses and distances: North 47(degree) 44' 08" West, 622.34 feet to a point; thence North 12(degree) 08' 22" West, 173.41 feet to a pOint; thence North 52(degree) 54' 13" East, 111.32 feet to a point; thence North 02(degree) 08' 38" West, 170.09 feet to a point; thence by an arc Of a circle deflecting to the left in a Northeastwardly direction, having a radius of 2,515.00 feet and an arc distance of 108.35 feet to a point of reverse curve; thence by an arc of a circle deflecting to the right in a Southeastwardly direction, having a radius of 218.00 feet and an arc distance of 128.71 feet to a point; thence North 28(degree) 17' 39" East, 297.08 feet to a point; thence North 87(degree) 09' 25" East, 315.64 feet to a point; thence North 44(degree) 08' 45" East, 185.00 feet to a point on the westerly line of Brush Creek Road, variablE width; thence along the westerly line of Brush Creek Road, variable width, North 45(degree) 51' 15" West, 316.92 feet to a point on thE Southerly line of Knob Road, 41.50 feet wide; thence along the Southerly line of Knob Road, the following 3 courses and distances: by an arc of a circle deflecting to the left in a Southwestwardly direction, having a radius of 50.00 feet and an arc distance of 39.10 feet to a point; thence South 89(degree) 20' 25" West, 188.02 feet to a point; thence North 89(degree) 30' 07" West, 88.71 feet To a point at the place of beginning.

         Containing 650,301.86 square feet or 14.929 acres.

Being designated as Block 9923-X, Lot 88153 in the Deed Registry Office of Allegheny County, Pennsylvania.

THIRD DESCRIBED

         ALL THAT CERTAIN lot situate in the Township of Marshall, County of Allegheny and Commonwealth of Pennsylvania, being designated as Lot 3 on a subdivision plan titled Fore Systems Plan of Lots Revised, recorded in the Recorder's Office of Allegheny County in Plan Book Volume 212, pages 102 to 105, bounded and described as follows:

         BEGINNING at a point on the Southerly line of Knob Road, 41.50 feet wide, said point being the Northwest corner of Lot 3 in the Fore Systems Plan of Lots (Plan); thence along the Southerly line of Knob Road, the following 9 courses and distances: by an arc of a circle deflecting to the left in a Northeastwardly direction, having a radius of 41,975.00 feet and an arc distance of 38.72 feet to a point; thence North 87(degree) 19' 04" East, 216.34 feet to a point; thence

North 87(degree) 38' 22" East, 631.36 feet to a Point; thence by an arc of a circle deflecting to the left in a Northeastwardly direction, having a radius of 2,450.00 feet and an arc distance of 62.98 feet to a point; thence North 86(degree) 10' East, 28.06 feet to a point; thence by an arc of a circle deflecting to the right iN a Northeastwardly direction, having a radius of 5,425.00 feet and an arc distance of 113.75 feet to a point; thence North 87(degree) 22' 05" East, 169.83 feet to a point; thence by an arc of a circle deflecting to the right in a Northeastwardly direction, having a radius of 2,675.00 feet and an arc distance of 146.13 feet to a point; thence South 89(degree) 30' 07" East, 35.62 feet to a point at the NortheAst corner of Lot 3 in the Plan, said point also being the Northwest corner of Lot 2; thence along the dividing line between Lot 3 and Lot 2, the following 8 courses and distances: South 00(degree) 29' 53" West, 250.00 feet to a point; thence South 73(degree) 26' 50" WEst, 464.95 feet to a point; thence North 86(degree) 20' 08" West, 138.14 feet to a point; thence South 02(degree) 11' 33" West, 350.00 feet to a Point; thence South 41(degree) 25' 23" East, 170.00 feet to a point; thence South 26(degree) 43' 39" East, 204.75 feet to a point; thence South 18(dEgree) 58' 59" East, 192.82 feet to a point; thence South 47(degree) 29' 15" East,
612.36 feet to a point on the Northerly line of property now or formerly of the County of Allegheny, said point also being the Southeast corner of Lot 3 in the Plan; thence along the dividing line of Lot 3 and property now or formerly of the County of Allegheny, South 46(degree) 54' 44" West, 34.59 feet to a point; thence continuing along saiD dividing line, South 49(degree) 07' 33" West,
704.95 feet to a point at the common corner of Lot 4 and Lot 3 in the Plan; thence along the dividing line between Lot 4 and Lot 3 in the Plan, the following 9 courses and distances: North 30(degree) 16' 21" West, 464.81 feet To a point; thence by an arc of a circle deflecting to the left in a Northeastwardly direction, having a radius of 516.00 feet and an arc distance of
154.70 feet to a point; thence North 42(degree) 30' 45" East, 283.74 feet to a point; thence North 45(degree) 43' 09" West, 587.23 feet to a point; thence South 84(degree) 55' 17" West, 94.52 feet to a point; thence South 05(degree) 04' 43" East, 91.68 feet to a point; Thence by an arc of a circle deflecting to the right in a Southwestwardly direction, having a radius of 185.00 feet and an arc distance of 106.48 feet to a point; thence North 63(degree) 13' 37" West,
579.82 feet to a point; thence North 02(degree) 17' 22" West, 879.76 feet to a Point at the place of beginning.

         Containing 1,463,154.04 square feet or 33.589 acres.

Being designated as Block 9923-X, Lot 88154 and Block 9923-X, Lot 88150 in the Deed Registry Office of Allegheny County, Pennsylvania.

FOURTH DESCRIBED

         ALL THAT CERTAIN lot situate in the Township of Marshall, County of Allegheny and Commonwealth of Pennsylvania, being designated as Lot 4 on a subdivision plan titled "FORE Systems Plan of Lots Revised" dated September 11, 1996, last revised December 1, 1998, and recorded in the Allegheny County Recorder of Deeds Office in Plan Book Volume 212, pages 102 to 105, being bounded and described as follows:

         BEGINNING at a point on the Southerly line of Knob Road, 41.50 feet wide, said point also being the Northwest corner of Lot 4 in the FORE Systems Plan of Lots Revised ("Plan"), and also being the Northeast corner of property now or formerly of the County of Allegheny as recorded in Deed Book Volume 4483, page 66, and Deed Book Volume 6551, page 243; thence along the dividing line between Lot 4 in the Plan and property now or formerly of the County of Allegheny, the following five courses and distances, viz: South 44(degree) 03' 59" East, 186.32 feet to a point; thence South 07(degree) 51' 29" East, 1,794.26 feet to a point; thence South 42(degree) 49' 21" East, 375.00 feet to a point; thence South 71(degree) 03' 04" East, 509.71 feet to a point; thence North 37(degree) 03' 18" East, 226.12 feet to a point; thence through property now or formerly of the County of Allegheny, also being the Southerly line of proposed Lot 4 in the Plan, North 49(degree) 07' 33" East, 203.00 feet to a point at the common corner of Lot 4 and Lot 3 in the Plan; thence along the dividing line between Lot 4 and Lot 3 in the Plan, the following nine courses and distances, viz: North 30(degree) 16' 21" West, 464.81 feet to a point; thence by an arc of a circle deflecting to the left in a Northeastwardly direction, having a radius of 516.00 feet and an arc distance of 154.70 feet to a point; thence North 42(degree) 30' 45" East, 283.74 feet to a point; thence North 45(degree) 43' 09" West, 587.23 feet to a point; thence South 84(degree) 55' 17" West, 94.52 feet to a point; thence South 05(degree) 04' 43" East, 91.68 feet to a point; thence by an arc of a circle deflecting to the right in a Southwestwardly direction, having a radius of 185.00 feet and an arc distance of
106.48 feet to a point; thence North 63(degree) 13' 37" West, 579.82 feet to a point; thence North 02(degree) 17' 22" West, 879.76 feet to a point on the Southerly line of Knob Road, 41.50 feet wide; thence along the Southerly line of Knob Road, 41.50 feet wide, by an arc of a circle deflecting to the right in a Southwestwardly direction, having a radius of 41,975.00 feet and an arc distance of 399.30 feet to a point at the place of beginning.

         Containing 1,444,637.32 square feet or 33.089 acres.

Being designated as Block 9923-X, Lot 88155 and Block 9923-X, Lot 88151 in the Deed Registry Office of Allegheny County, Pennsylvania.

                    SUBORDINATION AND INTERCREDITOR AGREEMENT

                            DATED ________ ___, 2003

                                     BETWEEN

                             LIBERTY FUNDING, L.L.C.

                                       AND

                   THE LAW DEBENTURE TRUST CORPORATION P.L.C.

                                TABLE OF CONTENTS

                                                                                                                    PAGE
ARTICLE 1............................................................................................DEFINED TERMS    2

         Section 1.1...................................................................................Definitions    2

ARTICLE 2..............................................................SUBORDINATION; LIMITED STANDSTILL; PAYMENTS    6

         Section 2.1.................................................................................Subordination    6

         Section 2.2............................................Limited Standstill;  Limitation on Lenders' Rights    6

         Section 2.3..........................................................Non-Interference by Security Trustee    6

ARTICLE 3.........................................................................SUBSTITUTE PERFORMANCE; CONSENTS    7

         Section 3.1.............................................................................Notice of Default    7

         Section 3.2........................................Performance by Security Trustee; Waiver of Subrogation    7

         Section 3.3...................................................................Consent by Security Trustee    7

         Section 3.4........................................................................Bankruptcy of Borrower    7

ARTICLE 4................................................................COVENANTS, REPRESENTATIONS AND WARRANTIES    8

         Section 4.1.....................................................................................Covenants    8

         Section 4.2...............................................Representations and Warranties of Senior Lender    10

         Section 4.3............................................Representations and Warranties of Security Trustee    11

ARTICLE 5............................................................................................MISCELLANEOUS    12

         Section 5.1.......................................................................................Notices    12

         Section 5.2..................................................................................Modification    13

         Section 5.3..........................................................................WAIVER OF JURY TRIAL    13

         Section 5.4.................................................................................Governing Law    13

         Section 5.5..................................................................................Counterparts    14

         Section 5.6........................................................................Successors and Assigns    14

         Section 5.7..................................................................No Third Party Beneficiaries   14

         Section 5.8..................................................................................Severability   14

         Section 5.9.....................................................................................No Waiver   14

         Section 5.10..........................................................................Joinder By Borrower   14

                    SUBORDINATION AND INTERCREDITOR AGREEMENT

         THIS SUBORDINATION AND INTERCREDITOR AGREEMENT (this "Agreement") is made as of ______ __, 2003, by and between LIBERTY FUNDING, L.L.C., a California limited liability company ("Senior Lender"), and THE LAW DEBENTURE TRUST CORPORATION P.L.C. as the security trustee for and on behalf of the Secured Creditors (each as defined below) ("Security Trustee").

                                    RECITALS

         1. MARCONI COMMUNICATIONS, INC., a Delaware corporation ("Borrower"), has executed a Note (the "Liberty Note") in the sum of $22,500,000.00 dated ____________, 2003 in favor of Senior Lender, payable with interest and upon the terms and conditions described therein, evidencing (together with all other amounts due and payable under the other Senior Loan Documents (as hereinafter defined) a first mortgage loan (the "Senior Loan")), which Liberty Note is secured by, among other things, an Open-End Mortgage and Security Agreement (as the same may be hereafter amended, extended, restated, supplemented, increased, consolidated, renewed or otherwise modified or replaced from time to time, the "Senior Mortgage") covering certain real property and improvements thereon located in the County of Allegheny, Commonwealth of Pennsylvania, as more particularly described on Schedule A attached hereto and made a part hereof, and all fixtures and other property described in the Senior Mortgage, including, but not limited to, property described as the "Mortgaged Premises" in the Senior Mortgage (collectively, the "Property") and an Assignment of Leases and Rents covering all of Borrower's rights under all Rents (as hereinafter defined) and Leases (as hereinafter defined) now or hereafter affecting the Property or any portion thereof (as the same may be hereafter amended, extended, restated, supplemented, increased, consolidated, renewed or otherwise modified or replaced from time to time, the "Senior ALR"), which Senior Mortgage and Senior ALR are intended to be filed in the real estate records of Allegheny County, Pennsylvania. The proceeds of the Senior Loan shall be advanced to Borrower from time to time as provided in a Loan Agreement dated as of even date therewith (the "Senior Loan Agreement") between Borrower and Senior Lender.

         2. As part of the financial restructuring of Marconi Corporation PLC ("Corp."), Borrower has, pursuant to the terms of the Note Guarantees (as defined below), guaranteed the obligations of Corp. under certain indentures (the "Note Indentures") pursuant to which Corp. has issued notes in the aggregate principal amount of the equivalent of L450,000,000 (the "Senior Notes") and the equivalent of the aggregate of (1) $300,000,000 plus (2) the U.S. Dollar equivalent L117,270,000 (the "Junior Notes"). In addition, Borrower has, pursuant to the terms of the New Bonding Guarantee (as defined below), guaranteed the obligations of Corp. under a L50,000,000 performance bonding facility (the "New Bonding Facility"). Borrower's guarantee obligations under the Note Guarantees and the New Bonding Guarantee are secured by, among other things, a second Mortgage and Security Agreement (the "Subordinate Mortgage") on the Property. All obligations of Borrower to Security Trustee pursuant to the Note Guarantee of the obligations under the Note Indentures and the New Bonding Facility as such obligations relate to the Property and the Subordinate Mortgage shall collectively constitute the "Subordinate Loan".

         3. The Security Trustee is entering into this Agreement at the direction and on behalf of the trustee (the "Senior Indenture Trustee") of the Senior Notes (on behalf of the holders of the Senior Notes) and the trustee (the "Junior Indenture Trustee" and together with the Senior Indenture Trustee, the "Indenture Trustees") of the Junior Notes (on behalf of the holders of the Junior Notes) by virtue of a power of attorney dated [______________].

         NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby covenant and agree as follows:

                                    ARTICLE 9

                                  DEFINED TERMS

         9.1 DEFINITIONS. The following terms shall have the meanings herein specified unless the context otherwise requires (such meanings to apply to such terms in both the singular and plural forms):

                  "Agreement" means this Subordination and Intercreditor Agreement between Senior Lender and Security Trustee.

                  "Applicable Party" means Senior Lender and Security Trustee, as applicable.

                  "Bankruptcy Code" shall have the meaning provided in Section 3.3(a).

                  "Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the New York or other day on which banking institutions are authorized or obligated to close in New York.

                  "Enforcement Action" means the commencement of the exercise of any remedies against the Property, Leases or Rents, including the commencement of any foreclosure proceeding, the exercise of any power of sale, the sale by advertisement, the taking of a deed or assignment in lieu of foreclosure, the obtaining of a receiver or the taking of any other enforcement action against, or the taking of possession or control of, any of the Property including, all Leases and Rents, provided, however, that the term "Enforcement Action" shall not include (a) requests and demands made upon Borrower by delivery of notices to Borrower, (b) assertion or enforcement of any right of Security Trustee to receive payment from proceeds of a foreclosure sale of the Property which may remain after payment of costs and expenses of such foreclosure and payment and satisfaction in full of the Senior Indebtedness, (c) the exercise by Security Trustee of any of its rights and remedies against any indemnitors under any of the Subordinate Loan Documents, (d) the submission of a proof of claim by Security Trustee, the Indenture Trustees, or the holders of any of the Senior Notes or Junior Notes (collectively, the "Noteholders") in any Insolvency Proceeding, (e) efforts by Security Trustee, the Indenture Trustees or the Noteholders to obtain adequate protection or relief from the automatic stay under the United States Bankruptcy Code other than adequate protection which concerns or relates to the Property, Rents and Leases, and with respect to relief from the automatic stay, seek relief to exercise rights against the Property, Rents and Leases only to the extent Senior Lender also obtains relief from the automatic stay and Senior Lender's rights under this Agreement are not impaired or adversely affected, (f) efforts by Security Trustee, the Indenture Trustees or the Noteholders to convert an Insolvency Proceeding to a liquidation proceeding, (g) the voting by Security Trustee, the Indenture Trustees or the Noteholders on, or the objecting by the Security Trustee, the Indenture Trustees or the Noteholders to approval of, a plan of reorganization involving Borrower under an Insolvency Proceeding, or (h) Security Trustee, the Indenture Trustees' or the Noteholders' defending any action by Borrower (including Borrower's estate under an Insolvency Proceeding) seeking to avoid any liens granted to, or to reject any agreements with, Security Trustee, the Indenture Trustees or the Noteholders.

                  "Indenture Trustees" shall have the meaning provided in the third recital hereof.

                  "Insolvency Proceeding" means any proceeding under Title 11 of the United States Code (11 U.S.C. Sec. 101 et. seq.) or any other insolvency, liquidation, reorganization or other similar proceeding concerning Borrower, any action for the dissolution of Borrower, any proceeding judicial or otherwise) concerning the application of the assets of Borrower, for the benefit of its creditors, the appointment of or any proceeding seeking the appointment of a trustee, receiver or other similar custodian for all or any substantial part of the assets of Borrower or any other action concerning the adjustment of the debts of Borrower, the cessation of business by Borrower, except following a sale, transfer or other disposition of all or substantially all of the assets of Borrower in a transaction permitted under the Senior Loan Documents.

                  "Junior Indenture Trustee" shall have the meaning provided in the third recital hereof.

                  "Junior Notes" shall have the meaning provided in the second recital hereof.

                  "Leases" means all leases and licenses now or hereafter affecting the Property or any portion thereof, together with all extensions, renewals and modifications thereof and subleases thereunder, and together with all guaranties of any tenant's or subtenant's performance thereunder.

                  "Liberty Note" shall have the meaning provided in the first recital hereof.

                  "New Bonding Facility" shall have the meaning provided in the second recital hereof.

                  "New Bonding Guarantee" means the guarantee and indemnity given by, amongst others, Borrower relating to the New Bonding Facility.

                  "Note Guarantees" means the guarantees and indemnities granted by, amongst others, Borrower relating to the Note Indentures.

                  "Note Indentures" shall have the meaning provided in the second recital hereof.

                  "Opinions" shall have the meaning provided in Section 4.3(b) hereof.

                  "Person" means any individual, corporation, trust, trustee, partnership, unincorporated association, government, governmental agency, or court or other authority, including without limitation, any officer appointed by any court or other authority.

                  "Property" shall have the meaning provided in the first recital hereof.

                  "Protective Advances" shall mean any amounts advanced by Senior Lender to protect, preserve and/or secure any of the collateral securing the Senior Loan, including, without limitation, all sums advanced to (a) pay real estate taxes and other governmental charges which could constitute a prior lien on the Property, Rents and Leases, (b) pay insurance premiums on any insurance policies issued with respect to the Property, Leases and Rents, (c) secure, safeguard and maintain the Property, Leases and Rents in the condition required by the Senior Mortgage and (d) enforce the Senior Mortgage and the other Senior Loan Documents, including attorneys' fees and court costs.

                  "Rents" means all rents (whether denoted as minimum rent, percentage rent, additional rent or otherwise), income, profits and other sums due or to become due under the Leases, or any of them, including, without limiting the generality of the foregoing, deficiency rents, security deposits and liquidated damages following default or late payment of rent, premiums payable by any lessee upon the exercise of a cancellation privilege provided for in any Lease and all proceeds payable under any policy of insurance covering loss of rents resulting from untenantability caused by destruction or damage to the Property, all awards and other compensation heretofore and hereafter to be made to Borrower for any taking by eminent domain, either permanent or temporary, of all or any part of the Property together with any and all rights and claims of any kind which Senior Lender may have against any lessee under any Lease or any subtenants or occupants of the Property.

                  "Secured Creditors" shall have the meaning provided in the STID.

                  "Senior ALR" shall have the meaning provided in the first recital hereof.

                  "Senior Event of Default" means an Event of Default under and as defined in the Senior Loan Documents.

                  "Senior Indebtedness" shall mean, collectively, all of the indebtedness, liabilities and obligations of Borrower evidenced by the Liberty Note and the other Senior Loan Documents and all amounts due or to become due pursuant to the Senior Loan Documents, including interest thereon and any other amounts payable in respect thereof or in connection therewith.

                  "Senior Indenture Trustee" shall have the meaning provided in the third recital hereof.

                  "Senior Lender" shall have the meaning provided in the first recital hereof.

                  "Senior Loan" shall have the meaning provided in the first recital hereof and, in addition, shall include, and all agreements and subordinations made by Security Trustee hereunder shall extend to, (a) discretionary additional advances of principal by Senior Lender to Borrower in the maximum aggregate amount of $2,500,000, it being understood and agreed that Senior Lender has made no commitment for such advances of principal in amounts which exceed the maximum commitment set forth in the Senior Loan Documents, but reserves the right to do so in its sole discretion, (b) all accrued and unpaid interest due on the Senior Loan, together with all late fees and other charges and amounts (including, without limitation, all costs of collection and attorneys' fees and court costs) due or which, with the passage of time, may become due under the Senior Loan Documents, whether before or after default and
(c) all Protective Advances made by Senior Lender, together with all interest thereon, whether advanced before or after default.

                  "Senior Loan Agreement" shall have the meaning provided in the first recital hereof.

                  "Senior Loan Documents" shall mean the Senior Loan Agreement, the Liberty Note, the Senior Mortgage, the Senior ALR and any and all other instruments, documents and agreements now or hereafter evidencing, securing or relating to the Senior Indebtedness.

                  "Senior Mortgage" shall have the meaning provided in the first recital hereof.

                  "Senior Notes" shall have the meaning provided in the second recital hereof.

                  "STID" means the Security Trust and Intercreditor Deed between, inter alia, the Security Trustee, Law Debenture Trust Company of New York as Senior Indenture Trustee, JPMorgan Chase Bank as Junior Indenture Trustee, Corp. as issuer, and certain obligors defined therein, including the Borrower.

                  "Subordinate Event of Default" means an Event of Default under and as defined in the Subordinate Loan Documents.

                  "Subordinate Indebtedness" shall mean, collectively, all of the indebtedness, liabilities and obligations of Borrower due or to become due pursuant to the Subordinate Loan Documents, including interest thereon and any other amounts payable in respect thereof or in connection therewith.

                  "Subordinate Loan" shall have the meaning provided in the second recital hereof.

                  "Subordinate Loan Documents" shall mean the Subordinate Mortgage and, solely to the extent it relates to the Property and Leases and Rents, the Senior Notes, Junior Notes, Note Indentures, the documents evidencing the New Bonding Facility and all other instruments, documents and agreements now or hereafter evidencing, securing or relating to the Subordinate Indebtedness.

                  "Subordinate Mortgage" shall have the meaning provided in the second recital hereof.

                                   ARTICLE 10

                   SUBORDINATION; LIMITED STANDSTILL; PAYMENTS

         10.1 SUBORDINATION. Any and all rights and interests of Security Trustee in and to the Property and Leases and Rents is, and shall continue to be, subject and subordinate in priority and payment to the Senior Mortgage and Senior ALR. Security Trustee hereby acknowledges and agrees that the Borrower's guarantee obligations under the Note Guarantees is secured by, among other things, the Subordinate Mortgage on the Property, and Security Trustee hereby intentionally and unconditionally, subordinates the lien or charge of the Subordinate Mortgage in favor of the lien or charge of the Senior Mortgage and Senior ALR upon the Property, Leases and Rents.

         10.2 LIMITED STANDSTILL; LIMITATION ON LENDERS' RIGHTS. Notwithstanding Security Trustee's rights under applicable law or any provision of the Subordinate Loan Documents to the contrary, Security Trustee hereby acknowledges and agrees that it shall not take any Enforcement Action against the Property, the Leases or Rents until, in any such case, the earlier of the date (i) of written confirmation by Senior Lender of the satisfaction in full of the Senior Indebtedness in accordance with its terms without the possibility of a Reinstatement Distribution or (ii) Security Trustee receives the written consent of Senior Lender to take any Enforcement Action. Security Trustee hereby waives any right it may have to require that Senior Lender marshal any assets of Borrower in favor of Security Trustee and Security Trustee agrees that, it shall not acquire, by subrogation or otherwise, any lien, estate, right or other interest in any of the Property, the Leases or Rents or the proceeds therefrom that is or may be prior to, or of equal priority to, any of the Senior Loan Documents or the liens, rights, estates and interests of Senior Lender created thereby. Nothing contained herein shall restrict or impair the rights and remedies of Security Trustee against Borrower or under the Subordinate Loan Documents or with respect to any collateral now or hereafter given to secure Borrower's guarantee obligations under the Note Guarantees other than the Property, Leases and Rents.

         10.3 NON-INTERFERENCE BY SECURITY TRUSTEE. Until such time as Security Trustee is permitted to take an Enforcement Action against the Property, the Leases or Rents in accordance with the terms of Section 2.2, Security Trustee shall not institute any judicial or administrative proceeding against Senior Lender in connection with Senior Lender's interest in the Property, Leases or Rents, and, in all events, Security Trustee shall not take or institute any action, which directly or indirectly would interfere with or delay the exercise by Senior Lender of its rights and remedies in respect of the Property, Leases or Rents or any part thereof or under the Senior Loan Documents or this Agreement. Without limiting the generality of the foregoing, in the event of a bankruptcy or insolvency of Borrower, Security Trustee shall not object to or oppose any efforts by Senior Lender to obtain relief from the automatic stay under Section 362 of the United States Bankruptcy Code, obtain adequate protection under Sections 361 and 363 of the United States

Bankruptcy Code or to seek to cause the Borrower's bankruptcy estate to abandon the Property (or any portion thereof) that is subject to the Senior Mortgage.

                                   ARTICLE 11

                        SUBSTITUTE PERFORMANCE; CONSENTS

         11.1 NOTICE OF DEFAULT. In the event of a Senior Event of Default, Senior Lender will provide to Security Trustee a copy of any related notice of default delivered to Borrower, and such notice shall be sent to Security Trustee in the manner provided for in Section 5.1 hereof. In the event of a Subordinate Event of Default, Security Trustee will provide to Senior Lender a copy of any related notice of default delivered to Borrower and such notice shall be sent to Senior Lender in the manner provided for in Section 5.1 hereof. The failure of the Applicable Party to provide any such notice to the other, or notice of any other default to which the other may be entitled to notice hereunder, shall not affect, limit, modify, or waive in any manner or respect (i) Borrower's default or breach under the applicable loan documents or (ii) the Applicable Party's rights and remedies pursuant to the applicable loan documents with respect to any default by Borrower or any indemnitor or guarantor; and provided further, that the foregoing shall not and shall not be deemed to limit, affect, modify or waive in any manner or respect (but shall impose no obligation on the Applicable Party with respect to the exercise thereof) the Applicable Party's rights and remedies upon the occurrence of a default.

         11.2 PERFORMANCE BY SECURITY TRUSTEE; WAIVER OF SUBROGATION. Security Trustee hereby absolutely and irrevocably waives, to the fullest extent permitted by applicable law, and agrees that it shall not seek to enforce in any manner whatsoever, any rights it may have, by contract, at law or in equity, to be subrogated to Senior Lender's rights against Borrower under the Senior Loan Documents or to Senior Lender's liens, interests, estates or rights on, in or to the Property, Leases or Rents until payment in full of the Senior Indebtedness in accordance with its terms or acquisition of the Senior Indebtedness by Security Trustee, whereupon Security Trustee shall be entitled to be subrogated to Senior Lender's rights and remedies against Borrower under the Senior Loan Documents and to Senior Lender's liens and security interests on the Property, Leases or Rents.

         11.3 CONSENT BY SECURITY TRUSTEE. Security Trustee hereby acknowledges that any lawful action taken by or on behalf of Senior Lender in the exercise of Senior Lender's rights and/or remedies under the Senior Loan Documents or at law or in equity and in accordance with the terms and conditions thereof and hereof, (including, without limitation, any foreclosure or acquisition of title to the Property or any part thereof by deed in lieu of foreclosure or otherwise) is expressly permitted hereby and does not require its consent including, without limitation, at the option of Senior Lender, the sale, whether separately or together, of all or any portion of the Property.

         11.4     BANKRUPTCY OF BORROWER.

                  11.4.1 This Agreement shall be applicable both before and after the commencement, whether voluntary or involuntary, of any case by or against Borrower under the United States Bankruptcy Code, as amended from time to time, any successor statute or rule promulgated thereunder (collectively, the "Bankruptcy Code") and all references herein to Borrower shall be deemed to apply to the fee title owner of the Property as a debtor-in-possession and to any trustee in bankruptcy for the estate of the fee title owner of the Property.

                  11.4.2 In the event Senior Lender is required under any bankruptcy or other law to return to Borrower, the estate in bankruptcy thereof, any third party or any trustee, receiver or other similar representative of Borrower any payment or distribution of assets, whether in cash, property or securities, including, without limitation any of the Property or any proceeds of the Property previously received by Senior Lender on account of the Senior Loan (a "Reinstatement Distribution") then to the maximum extent permitted by law, this Agreement and the subordination of the lien of the Subordinate Loan in such Property or proceeds shall be reinstated with respect to any such Reinstatement Distribution. Senior Lender shall not be required to contest its obligation to return such Reinstatement Distribution.

                                   ARTICLE 12

                    COVENANTS, REPRESENTATIONS AND WARRANTIES

         12.1     COVENANTS.

                  12.1.1 Security Trustee hereby covenants and agrees with Senior Lender that, without limiting the generality of any other provisions of this Agreement, Senior Lender may (subject to the terms of this Agreement and any applicable laws) at any time and from time to time without the consent of, or notice to, Security Trustee, and without incurring responsibility to Security Trustee, upon or without any terms or conditions and in whole or in part:

                  (a) change the manner, place or terms of payment or performance of, and/or change or extend the time of payment or performance of, renew or alter, any portion of the Senior Indebtedness or any other obligations of any Person evidenced or secured by the Senior Loan Documents, any security therefor, or any liability incurred directly or indirectly in respect thereof;

                  (b) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Senior Indebtedness or any other obligations of any Person evidenced or secured by the Senior Loan Documents, or any liabilities incurred directly or indirectly in respect thereof, and/or any offset there against;

                  (c) exercise or refrain from exercising any rights of Senior Lender under the Senior Loan Documents against Borrower or others or otherwise act or refrain from acting;

                  (d) settle or compromise any portion of the Senior Indebtedness or any other obligations of any Person evidenced or secured by the Senior Loan Documents, any security therefor or any liability incurred directly or indirectly in respect thereto;

                  (e) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of Borrower under the Senior Loan Documents to Senior Lender regardless of what liability or liabilities of Borrower under the Senior Loan Documents remain unpaid or unperformed; and/or

                  (f) consent to or waive any breach of, or any act, omission or default under, any of the Senior Loan Documents, or, except as expressly provided herein, otherwise amend, modify or supplement any of the Senior Loan Documents or any other instruments or agreements executed and delivered in connection therewith or otherwise relating thereto.

                  12.1.2 As a material inducement to Senior Lender's execution and delivery of this Agreement, Security Trustee further covenants and agrees until satisfaction in full of the Senior Indebtedness as follows:

                  (a) With respect to tenants of the Property which are not in arrears in the payment of rent or any other sums due under their respective leases, Security Trustee shall not without the prior written consent of Senior Lender name any tenant under a lease of the Property as a party defendant in any action or proceeding or consent to any such request from Borrower for such action if Security Trustee's consent is needed under the Subordinate Loan Documents; nor will Security Trustee take or consent to any other action with respect to all or any portion of the Property, the effect of which would be to terminate any tenant of any portion of the Property whose payment of rent and any other sums due under the lease is current without the prior written consent of Senior Lender;

                  (b) In the event Senior Lender shall release, for the purposes of restoration of all or any part of the improvements on or within the Property, its right, title and interest in and to the proceeds under policies of casualty insurance thereon, and/or its right, title and interest in and to any awards, or its right, title and interest in and to other compensation made for any damages, losses or compensation or other rights by reason of a taking in eminent domain (or deed in lieu thereof), Security Trustee shall release for such purpose all of its right, title and interest, if any, in and to all such insurance proceeds or awards and Security Trustee agrees that the balance of such proceeds remaining shall be applied in accordance with the Senior Loan Documents, including, without limitation, to reduction of principal of the Senior Loan;

                  (c) Anything contained in the Subordinate Loan Documents to the contrary notwithstanding, it is hereby acknowledged and agreed that if and to the extent Senior Lender agrees to grant non-disturbance agreements to any tenants of the Property, Security Trustee shall consent to or approve such non-disturbance agreements if the Subordinate Loan Documents provide that Security Trustee's consent or approval is needed;

                  (d) Without limitation to the foregoing, no provision or requirement of the Subordinate Loan Documents that Security Trustee's consent or approval be obtained for any act or determination by Borrower in connection with the use, leasing, operation, management and maintenance of the Property shall (i) limit, alter, modify or affect, in any manner or respect whatsoever, Senior Lender's rights and remedies pursuant to the Senior Loan and Senior Loan Documents, or (ii) create or impose any obligation or liability on Senior Lender to act, refrain from acting or make any inquiry as to whether any such consent or approval of Security Trustee has been obtained or requested by Borrower in connection with any action, failure to act, or determination relative to the Senior Loan, the Property or Borrower; and

                  (e) After Security Trustee receives written notice of a Senior Event of Default and during the continuance of such Senior Event of Default, Security Trustee shall promptly pay to Senior Lender all Rents collected by or on behalf of Security Trustee until the Senior Loan is satisfied and paid in full.

         12.2 REPRESENTATIONS AND WARRANTIES OF SENIOR LENDER. Senior Lender hereby makes the following representations and warranties to Security Trustee as of the date hereof:

                  12.2.1 Senior Lender has the power, authority and legal right to execute, deliver and perform this Agreement. This Agreement has been duly authorized by all necessary action of Senior Lender, duly executed and delivered by Senior Lender and constitutes valid and binding obligations of such party enforceable against Senior Lender in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

                  12.2.2 Neither the execution, delivery or performance by Senior Lender of this Agreement nor compliance by it with the terms and provisions hereof (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Senior Lender pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement, partnership agreement or any other agreement, contract or instrument to which Senior Lender is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the organizational documents of Senior Lender.

                  12.2.3 No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date hereof), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance by Senior Lender of this Agreement or (ii) the legality, validity, binding effect or enforceability of this Agreement with respect to Senior Lender.

                  12.2.4 Senior Lender entered into the loan transactions contemplated by its respective loan documents and made its loan without reliance upon any information or advice from Security Trustee. Senior Lender made its own underwriting analysis in connection with its loan, its own credit review of Borrower, and investigated all matters pertinent, in Senior Lender's judgment, to its determination to make its loan and to execute and deliver its respective loan documents.

         12.3 REPRESENTATIONS AND WARRANTIES OF SECURITY TRUSTEE. Security Trustee hereby makes the following representations and warranties to Senior Lender as of the date hereof:

                  12.3.1 Security Trustee has the power, authority and legal right to execute, deliver and perform this Agreement. In addition, Security Trustee represents and warrants to Senior Lender that Security Trustee has the power, authority and legal right to act for and bind the Indenture Trustees. This Agreement has been duly authorized by all necessary action of Security Trustee, duly executed and delivered by Security Trustee and subject to the assumptions and qualifications in the Opinions, constitutes valid and binding obligations of such party enforceable against Security Trustee in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

                  12.3.2 To the best of Security Trustee's knowledge and belief, and subject to the assumptions and qualifications in the legal opinions of even date herewith addressed to Senior Lender in form and substance satisfactory to Senior Lender in its sole and absolute discretion (the "Opinions"):

                  (a) Neither the execution, delivery or performance by Security Trustee of this Agreement nor compliance by it with the terms and provisions hereof (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Security Trustee pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement, partnership agreement or any other agreement, contract or instrument to which the Security Trustee is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the organizational documents of Security Trustee.

                  (b) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date hereof), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance by the Security Trustee of this Agreement or (ii) the legality, validity, binding effect or enforceability of this Agreement with respect to Security Trustee.

                  12.3.3 Security Trustee has not relied upon any information or advice from Senior Lender.

                                   ARTICLE 13

                                  MISCELLANEOUS

         13.1 NOTICES. All notices, consents, approvals, requests, demands, instruments or other communications to be made, given or furnished pursuant to, under or by virtue of this Agreement (each, a "notice") shall be in writing and shall be deemed given or furnished if addressed to the party intended to receive the same at the address of such party as set forth below (i) upon receipt when personally delivered at such address, (ii) five (5) Business Days after the same is deposited in the mail as first class registered or certified mail, return receipt requested, postage prepaid, (iii) two (2) Business Days after the date of delivery of such notice to an international, reputable commercial courier service or (iv) on the day of the transmission of the facsimile so long as it s received in its entirety by 5:00 p.m. Eastern Standard Time on a Business Day and the original of same is received the next Business Day via overnight delivery as provided in clause (iii) above.

If to Senior Lender:       Liberty Funding, L.L.C.
                           c/o Oaktree Capital Management, LLC
                           333 South Grand Avenue, 28th Floor
                           Los Angeles, CA 90071
                           Attention: Sean Armstrong
                           Facsimile: 213-830-6392

with a copy to:            Liberty Funding, L.L.C.
                           c/o Oaktree Capital Management, LLC
                           1301 Avenue of the Americas, 34th Floor
                           New York, NY 10019
                           Attention: Marc Porosoff, Esq.
                           Facsimile: 212-284-1905

If to Security Trustee:    The Law Debenture Trust Corporation P.L.C.
                           Fifth Floor
                           100 Wood Street
                           London EC2V 7EX
                           Attention: Manager, Trust Administrator
                           Facsimile: +44 207 696 5261

If to Borrower:            Marconi Communications, Inc.
                           3000 Marconi Drive
                           Warrendale, PA 15086-7502
                           Attention: Rob Dougherty
                           Facsimile: 724-742-4660
with a copy to:            Allen & Overy
                           1221 Avenue of the Americas
                           New York, NY 10020
                           Attention: Hugh McDonald, Esq.
                           Facsimile: 212-610-6399

Any party may change the address to which any notice is to be delivered to any other address by furnishing written notice of such change at least fifteen (15) days prior to the effective date of such change to the other parties in the manner set forth above, but no such notice of change shall be effective unless and until received by such other parties. Notices may be given on behalf of any party by its attorneys.

         13.2 MODIFICATION. No provision of this Agreement may be changed, waived, discharged or terminated orally, by telephone or by any other means except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

         13.3 WAIVER OF JURY TRIAL. SENIOR LENDER AND SECURITY TRUSTEE EACH EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY AND EVERY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

         13.4     GOVERNING LAW.

                  13.4.1 This Agreement shall be governed by and construed according to the laws, from time to time in effect, of the Commonwealth of Pennsylvania and the laws of the United States of America. To the fullest extent permitted by law, each Applicable Party hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Agreement.

                  13.4.2 Any legal suit, action or proceeding against Security Trustee or Senior Lender arising out of or relating to this Agreement shall be instituted in any Federal or state court in Philadelphia, Pennsylvania and each of Senior Lender and Security Trustee waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and each of Senior Lender and Security Trustee hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

         13.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. Such counterparts shall constitute but one and the same instrument and shall be binding upon, and shall inure to the benefit of, each of the undersigned individually as fully and completely as if all had signed one instrument.

         13.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of (a) Senior Lender and its successors and assigns, including without limitation, any holder of the Liberty Note and (b) Security Trustee, and its permitted successors and assigns. Senior Lender will endeavor to give Security Trustee notice of a transfer of its respective loan, but such notice is a courtesy only, and the failure to give any such notice (timely or at all) shall not affect, limit, impair, modify or alter in any respect whatsoever, or constitute a waiver of, any of the terms or provisions hereof or its rights or remedies hereunder or under Senior Loan Documents.

         13.7 NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement shall be deemed to indicate that this Agreement has been entered into for the benefit of any Person other than Senior Lender and Security Trustee and their respective successors and assigns, and no other Person shall be a third party beneficiary hereof.

         13.8 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         13.9     NO WAIVER.

                  13.9.1 No waiver shall be deemed to be made by Senior Lender of any of its rights hereunder, or under Senior Loan Documents, unless the same shall be in writing and signed by Senior Lender, and each waiver, if any, shall be a waiver only with respect to the specific instances involved and shall in no way impair the rights of Senior Lender in any other respect or at any other time.

                  13.9.2 No waiver shall be deemed to be made by Security Trustee of any of its rights hereunder, or under the Subordinate Loan Documents to the extent that such documents relate to the Property, unless the same shall be in writing and signed by Security Trustee, and each waiver, if any, shall be a waiver only with respect to the specific instances involved and shall in no way impair the rights of Security Trustee in any other respect or at any other time.

         13.10 JOINDER BY BORROWER. Borrower, by its execution below, hereby consents to and agrees to be bound by the terms and conditions of this Agreement to the extent applicable to Borrower.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SENIOR LENDER:                            LIBERTY FUNDING, L.L.C.

                                          By: OAKTREE CAPITAL MANAGEMENT,
                                          LLC, its Manager

                                          By: __________________________________
                                          Name:
                                          Title:

                                          By: __________________________________
                                          Name:
                                          Title:

SECURITY TRUSTEE:                         THE LAW DEBENTURE TRUST
                                          CORPORATION P.L.C.

                                          By: __________________________________
                                          Name:
                                          Title:

                                          CONSENTED AND AGREED TO THIS ___
                                          DAY OF ___________, 2003

BORROWER:                                 MARCONI COMMUNICATIONS, INC.

                                          By:___________________________________
                                          Name:
                                          Title:

                                   SCHEDULE A

                                  Real Property

         ALL THAT CERTAIN lot situate in the Township of Marshall, County of Allegheny and Commonwealth of Pennsylvania, being designated as Lot 1 on a subdivision plan titled Fore Systems Plan of Lots Revised, recorded in the Recorder's Office of Allegheny County in Plan Book Volume 212, pages 102 to 105, bounded and described as follows:

         BEGINNING at a point on the Westerly line of Brush Creek Road, variable width, said point being the Northeast corner of Lot 1 in the Fore Systems Plan of Lots Revised (Plan), said point also being on the Northwest line of Lot 1 in the Lang Partnership Plan of Lots No. 1, as recorded in Plan Book Volume 145, pages 117 and 118; thence along the dividing line between Lot 1 in the Plan and Lots 1 and 2 in the Lang Partnership Plan of Lots No. 1, South 44(degree) 15' 39" West, 481.25 feet to a point at the Northeast corner of property now or formerly of the County of Allegheny; thence along the dividing line of Lot 1 in the Plan and property now or formerly of the County of Allegheny, South 46(degree) 54' 44" West, 522.60 feet to a point at the common corner of Lot 1 and Lot 2 in the Plan; thence along the dividing line between Lot 1 and Lot 2 in the Plan, the following 9 courses and distances: North 47(degree) 44' 08" West,
622.34 feet to a point; thence North 12(degree) 08' 22" West, 173.41 feet to a point; thence North 52(degree) 54' 13" East, 111.32 feet to a point; thence North 02(degree) 08' 38" West, 170.09 feet to a point; thence by an arc of a circle deflecting to the left in a Northeastwardly direction, having a radius of 2,515.00 feet and an arc distance of 108.35 feet to a point of reverse curve; thence by an arc of a circle deflecting to the right in a Southeastwardly direction, having a radius of 218.00 feet and an arc distance of 128.71 feet to a point; thence North 28(degree) 17' 39" East, 297.08 feet to a point; thence North 87(degree) 09' 25" East, 315.64 feet to a point; thence North 44(degree) 08' 45" East, 185.00 feet to a point on the westerly line of Brush Creek Road, variable width; thence along the westerly line of Brush Creek Road, variable width, the following 4 courses and distances: South 45(degree) 51' 15" East,
105.49 feet to a point; thence by an arc of a circle deflecting to the right in a Southeastwardly direction, having a radius of 1,875.00 feet and an arc distance of 116.17 feet to a point; thence South 42(degree) 18' 15" East, 127.49 feet to a point; thence by an arc of a circle deflecting to the left in a Southeastwardly direction, having a radius of 6,800.00 feet and an arc distance of 356.04 feet to a point; thence South 45(degree) 18' 15" East, 5.71 feet to a point at the place of beginning.

         Containing 861,250.27 square feet or 19.772 acres.

Being designated as Block 9923-X, Lot 88152 in the Deed Registry Office of Allegheny County, Pennsylvania.

SECOND DESCRIBED

         ALL THAT CERTAIN lot situate in the Township of Marshall, County of Allegheny and Commonwealth of Pennsylvania, being designated as Lot 2 on a subdivision plan titled Fore

Systems Plan of Lots Revised, recorded in the Recorder's Office of Allegheny County in Plan Book Volume 212, pages 102 to 105, being bounded and described as follows:

         BEGINNING at a point on the Southerly line of Knob Road, 41.50 feet wide, said point being the Northwest corner of Lot 2 in the Fore Systems Plan of Lots Revised (Plan), said point also being the Northeast corner of Lot 3 in the Plan; thence along the dividing line between Lot 2 and Lot 3, the following 8 courses and distances: South 00(degree) 29' 53" West, 250.00 feet to a point; thence South 73(degree) 26' 50" West, 464.95 feet to a point; thence North 86(degree) 20' 08" West, 138.14 feet to a point; thence South 02(degree) 11' 33" West, 350.00 feet to a point; thence South 41(degree) 25' 23" East, 170.00 feet to a point; thence South 26(degree) 43' 39" East, 204.75 feet to a point; thence South 18(degree) 58' 59" East, 192.82 feet to a point; thence South 47(degree) 29' 15" East, 612.36 feet to a point on the Northerly line of property now or formerly of the County of Allegheny, said point also being the Southwest corner of Lot 2 in the Plan; thence along the dividing line of Lot 2 and property now or formerly of the County of Allegheny, North 46(degree) 54' 44" East, 267.30 feet to a point at the common corner of Lot 2 and Lot 1 in the Plan; thence along the dividing line between Lot 2 and Lot 1 in the Plan, the following 9 courses and distances: North 47(degree) 44' 08" West, 622.34 feet to a point; thence North 12(degree) 08' 22" West, 173.41 feet to a point; thence North 52(degree) 54' 13" East, 111.32 feet to a point; thence North 02(degree) 08' 38" West, 170.09 feet to a point; thence by an arc of a circle deflecting to the left in a Northeastwardly direction, having a radius of 2,515.00 feet and an arc distance of 108.35 feet to a point of reverse curve; thence by an arc of a circle deflecting to the right in a Southeastwardly direction, having a radius of 218.00 feet and an arc distance of 128.71 feet to a point; thence North 28(degree) 17' 39" East, 297.08 feet to a point; thence North 87(degree) 09' 25" East, 315.64 feet to a point; thence North 44(degree) 08' 45" East, 185.00 feet to a point on the westerly line of Brush Creek Road, variable width; thence along the westerly line of Brush Creek Road, variable width, North 45(degree) 51' 15" West, 316.92 feet to a point on the Southerly line of Knob Road, 41.50 feet wide; thence along the Southerly line of Knob Road, the following 3 courses and distances: by an arc of a circle deflecting to the left in a Southwestwardly direction, having a radius of 50.00 feet and an arc distance of 39.10 feet to a point; thence South 89(degree) 20' 25" West, 188.02 feet to a point; thence North 89(degree) 30' 07" West, 88.71 feet to a point at the place of beginning.

         Containing 650,301.86 square feet or 14.929 acres.

Being designated as Block 9923-X, Lot 88153 in the Deed Registry Office of Allegheny County, Pennsylvania.

THIRD DESCRIBED

         ALL THAT CERTAIN lot situate in the Township of Marshall, County of Allegheny and Commonwealth of Pennsylvania, being designated as Lot 3 on a subdivision plan titled Fore Systems Plan of Lots Revised, recorded in the Recorder's Office of Allegheny County in Plan Book Volume 212, pages 102 to 105, bounded and described as follows:

         BEGINNING at a point on the Southerly line of Knob Road, 41.50 feet wide, said point being the Northwest corner of Lot 3 in the Fore Systems Plan of Lots (Plan); thence along the

Southerly line of Knob Road, the following 9 courses and distances: by an arc of a circle deflecting to the left in a Northeastwardly direction, having a radius of 41,975.00 feet and an arc distance of 38.72 feet to a point; thence North 87(degree) 19' 04" East, 216.34 feet to a point; thence North 87(degree) 38' 22" East, 631.36 feet to a point; thence by an arc of a circle deflecting to the left in a Northeastwardly direction, having a radius of 2,450.00 feet and an arc distance of 62.98 feet to a point; thence North 86(degree) 10' East, 28.06 feet to a point; thence by an arc of a circle deflecting to the right in a Northeastwardly direction, having a radius of 5,425.00 feet and an arc distance of 113.75 feet to a point; thence North 87(degree) 22' 05" East, 169.83 feet to a point; thence by an arc of a circle deflecting to the right in a Northeastwardly direction, having a radius of 2,675.00 feet and an arc distance of 146.13 feet to a point; thence South 89(degree) 30' 07" East, 35.62 feet to a point at the Northeast corner of Lot 3 in the Plan, said point also being the Northwest corner of Lot 2; thence along the dividing line between Lot 3 and Lot 2, the following 8 courses and distances: South 00(degree) 29' 53" West, 250.00 feet to a point; thence South 73(degree) 26' 50" West, 464.95 feet to a point; thence North 86(degree) 20' 08" West, 138.14 feet to a point; thence South 02(degree) 11' 33" West, 350.00 feet to a point; thence South 41(degree) 25' 23" East, 170.00 feet to a point; thence South 26(degree) 43' 39" East, 204.75 feet to a point; thence South 18(degree) 58' 59" East, 192.82 feet to a point; thence South 47(degree) 29' 15" East, 612.36 feet to a point on the Northerly line of property now or formerly of the County of Allegheny, said point also being the Southeast corner of Lot 3 in the Plan; thence along the dividing line of Lot 3 and property now or formerly of the County of Allegheny, South 46(degree) 54' 44" West, 34.59 feet to a point; thence continuing along said dividing line, South 49(degree) 07' 33" West, 704.95 feet to a point at the common corner of Lot 4 and Lot 3 in the Plan; thence along the dividing line between Lot 4 and Lot 3 in the Plan, the following 9 courses and distances: North 30(degree) 16' 21" West, 464.81 feet to a point; thence by an arc of a circle deflecting to the left in a Northeastwardly direction, having a radius of 516.00 feet and an arc distance of 154.70 feet to a point; thence North 42(degree) 30' 45" East, 283.74 feet to a point; thence North 45(degree) 43' 09" West, 587.23 feet to a point; thence South 84(degree) 55' 17" West, 94.52 feet to a point; thence South 05(degree) 04' 43" East, 91.68 feet to a point; thence by an arc of a circle deflecting to the right in a Southwestwardly direction, having a radius of
185.00 feet and an arc distance of 106.48 feet to a point; thence North 63(degree) 13' 37" West, 579.82 feet to a point; thence North 02(degree) 17' 22" West, 879.76 feet to a point at the place of beginning.

         Containing 1,463,154.04 square feet or 33.589 acres.

Being designated as Block 9923-X, Lot 88154 and Block 9923-X, Lot 88150 in the Deed Registry Office of Allegheny County, Pennsylvania.

FOURTH DESCRIBED

         ALL THAT CERTAIN lot situate in the Township of Marshall, County of Allegheny and Commonwealth of Pennsylvania, being designated as Lot 4 on a subdivision plan titled "FORE Systems Plan of Lots Revised" dated September 11, 1996, last revised December 1, 1998, and recorded in the Allegheny County Recorder of Deeds Office in Plan Book Volume 212, pages 102 to 105, being bounded and described as follows:

         BEGINNING at a point on the Southerly line of Knob Road, 41.50 feet wide, said point also being the Northwest corner of Lot 4 in the FORE Systems Plan of Lots Revised ("Plan"), and also being the Northeast corner of property now or formerly of the County of Allegheny as recorded in Deed Book Volume 4483, page 66, and Deed Book Volume 6551, page 243; thence along the dividing line between Lot 4 in the Plan and property now or formerly of the County of Allegheny, the following five courses and distances, viz: South 44(degree) 03' 59" East, 186.32 feet to a point; thence South 07(degree) 51' 29" East, 1,794.26 feet to a point; thence South 42(degree) 49' 21" East, 375.00 feet to a point; thence South 71(degree) 03' 04" East, 509.71 feet to a point; thence North 37(degree) 03' 18" East, 226.12 feet to a point; thence through property now or formerly of the County of Allegheny, also being the Southerly line of proposed Lot 4 in the Plan, North 49(degree) 07' 33" East, 203.00 feet to a point at the common corner of Lot 4 and Lot 3 in the Plan; thence along the dividing line between Lot 4 and Lot 3 in the Plan, the following nine courses and distances, viz: North 30(degree) 16' 21" West, 464.81 feet to a point; thence by an arc of a circle deflecting to the left in a Northeastwardly direction, having a radius of 516.00 feet and an arc distance of 154.70 feet to a point; thence North 42(degree) 30' 45" East, 283.74 feet to a point; thence North 45(degree) 43' 09" West, 587.23 feet to a point; thence South 84(degree) 55' 17" West, 94.52 feet to a point; thence South 05(degree) 04' 43" East, 91.68 feet to a point; thence by an arc of a circle deflecting to the right in a Southwestwardly direction, having a radius of 185.00 feet and an arc distance of 106.48 feet to a point; thence North 63(degree) 13' 37" West, 579.82 feet to a point; thence North 02(degree) 17' 22" West, 879.76 feet to a point on the Southerly line of Knob Road, 41.50 feet wide; thence along the Southerly line of Knob Road, 41.50 feet wide, by an arc of a circle deflecting to the right in a Southwestwardly direction, having a radius of 41,975.00 feet and an arc distance of 399.30 feet to a point at the place of beginning.

         Containing 1,444,637.32 square feet or 33.089 acres.

Being designated as Block 9923-X, Lot 88155 and Block 9923-X, Lot 88151 in the Deed Registry Office of Allegheny County, Pennsylvania.